UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following e-mail was sent to employees of Jazz Pharmaceuticals plc on July 22, 2022

Subject: An important reminder from Neena Patil: please vote your shares – every share and every vote counts!

Dear Jazzicians,

I am writing in connection with our 2022 Annual General Meeting of Shareholders (AGM) approaching on July 28th because many of you are shareholders in addition to being employees of Jazz Pharmaceuticals.

Please take a moment now to ensure that your shares are represented at this important meeting. As a Jazz Pharmaceuticals shareholder, your vote is very important.

We have a number of important proposals being voted on at the AGM. Jazz Pharmaceuticals’ board of directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election at the AGM and “FOR” each of the other proposals that have been submitted for a shareholder vote at the AGM. Please refer to our proxy statement and the additional proxy materials that have been filed with the SEC for more details regarding the nominees and proposals.

If you were a shareholder on the record date, you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares and more information is provided below about E*Trade notifications.

We encourage you to vote your shares as soon as possible.

If you require any assistance in voting your shares, please call Alliance Advisors, our proxy solicitor, at +1.855.600.8108. For E*Trade employee stock plan services, please call +1.800.838.0908 or +1.650.599.0125.

You may also reach out to me, Aislinn Doody, Julie Panigrahi or Iain Ward for further assistance.

Thank you for your continued contributions to the growth and success of Jazz Pharmaceuticals and thank you in advance for voting promptly.

Neena Patil

Chief Legal Officer

Senior Vice President

Legal and Corporate Affairs

E*Trade Notifications:

If you hold shares through E*Trade and receive communications electronically, you should have received an email on or close to June 17th, from E*Trade with a “from” address of id@ProxyVote.com with the subject heading “JAZZ PHARMACEUTICALS PLC Annual Meeting” with instructions about how to vote your shares (please check your “spam” or ‘junk” folder if you did not receive it). If you do not receive communications from E*Trade electronically, you should have received instructions about how to vote your shares in the mail.